Exhibit 10.34

MASTER

PURCHASE AGREEMENT

Commencement Date: 7/1/05

Party:	VENDOR	CUSTOMER
Name:	Primerica Life Insurance Company	Citicorp North America, Inc.
Address:	1320 Progress Industrial Blvd. Lawrenceville, GA 30043	399 Park Avenue New York, New York 10043
State of Incorporation:	Massachusetts	Delaware

IN CONSIDERATION of the mutual covenants and undertakings contained herein, and intending to be legally bound, Vendor and Customer (as designated above) agree as follows.

1.	DEFINITIONS

1.1 Specific Words or Phrases. For purposes of this Agreement, each word or phrase listed below shall have the meaning designated. Other words or phrases used in this Agreement may be defined in the context in which they are used, and shall have the respective meaning there designated.

“Affiliate” means and includes any entity that directly or indirectly controls, is controlled by, or is under common control with Customer, where “control” means the ownership of, or the power to vote, at least twenty percent (20%) of the voting stock, shares or interests of such entity. An entity that otherwise qualifies under this definition will be included within the meaning of “Affiliate” even though it qualifies after the execution of this Agreement.

“Agreement” means the terms of this Master Purchase Agreement (sometimes referred to herein as “Master Agreement”), together with the appendices and other exhibits attached hereto or incorporated herein by reference; provided, however, that for each particular Purchase Order, reference to “Agreement” shall be construed solely as a reference to the agreement that arises as a result of the execution of the Purchase Order, which agreement shall be a two party agreement between Vendor and the specific entity (either the entity designated above as “Customer” or an Affiliate) that executes the Purchase Order.

“Customer” means, for the general purposes of the Master Agreement, the entity designated above as “Customer”. However, for the particular purposes of any agreement that arises as a result of a Purchase Order, reference to “Customer” shall be construed solely as a reference to the specific entity (either the entity designated above as “Customer” or an Affiliate) that executes the Purchase Order.

“Defect” means a defect or nonconformity in a Product that prevents the Product from conforming with the applicable Specifications.

“Intellectual Property Rights” means all patents and patent applications, trade marks (whether registered or unregistered and including any goodwill acquired in such trade marks), service marks, trade names, business names, copyrights, moral rights, design rights, rights in know-how, rights in confidential information, rights in inventions (whether patentable or not) and all other intellectual property and proprietary rights (whether registered or unregistered, and any application for the foregoing), and all other equivalent or similar rights which may subsist anywhere in the world.

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“Party” means either the “Vendor” or “Customer”, individually as the context so requires; and “Parties” means the “Vendor” and “Customer”, collectively.

“Personnel” means and includes a Party’s or an Affiliate’s directors, officers, employees, agents, auditors, consultants and subcontractors.

“Products” means and includes the products made available to Customer and the Affiliates by Vendor under this Master Agreement.

“Purchase Order” means a transactional document (which may be entitled “Purchase Order” or “Schedule” and in all such cases is intended to be considered a “Purchase Order” for all purposes under this Agreement) that is submitted pursuant to this Master Agreement by either the entity designated above as “Customer” or any Affiliate, and describes the Products to be provided by Vendor to such Customer / Affiliate.

“Specifications” means and includes the specifications specified in Appendix B- Specifications to this Agreement as well as any additional specifications that are set forth on the applicable Purchase Order for the Products and any additional design characteristics.

1.2 Common Words. The following words shall be interpreted as designated: (i) “or” connotes any combination of all or any of the items listed; (ii) where “including” is used to refer to an example or begins a list of items, such example or items shall not be exclusive; and, (iii) “specified” requires that an express statement is contained in the relevant document.

2.	TERM AND TERMINATION

2.1 Term. This Master Agreement shall commence as of the Commencement Date designated above, and shall continue in effect for a period of three (3) years from such date through (the “Term”) unless earlier terminated or extended by mutual agreement of the Parties. Customer shall have the option to renew this Master Agreement after expiration of the Term for either one or two successive one (1) year periods beginning on the calendar day immediately following the date on which the Term expires. Three (3) months before the expiration of the Term, Customer shall notify Vendor in accordance with the notice requirements set forth in Section 15 hereof of its intent to renew. Each Purchase Order shall only become effective when duly signed on behalf of the Parties to be bound thereby, and shall continue in effect thereafter through the date of termination specified by either Party in accordance with the provisions hereof. For the avoidance of doubt, the termination of the Master Agreement shall not result in the termination of any Purchase Order, each Purchase Order being terminable only in accordance with its own provisions.

2.2 Termination for Cause. If either Party breaches a material obligation under a Purchase Order and fails to cure such breach within thirty (30) days from the date it receives from the non-breaching Party a notice of the breach and a demand for cure, then the non-breaching Party may thereafter terminate the applicable Purchase Order immediately on notice. Notice of termination for any Purchase Order shall not be construed to be notice of termination for any other Purchase Order.

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3.	PROVISION OF PRODUCTS

3.1 Obligation to Sell. This Master Agreement does not by itself commit Customer or any Affiliates to purchase any products or services. Rather, this Master Agreement merely sets forth the terms and conditions that will govern the sale of Vendor’s Products to Customer or an Affiliate as a result of the submission of a Purchase Order by Vendor and Customer or an Affiliate.

3.2 Purchase Order. Purchase Order may be submitted to Vendor under this Master Agreement by either the entity designated above as “Customer” or any Affiliate. The entity that submits a Purchase Order to Vendor shall be considered the “Customer” for all purposes of the Purchase Order; and the Purchase Order shall be considered a two party agreement between Vendor and such entity. Each Purchase Order shall be substantially in the form of Appendix A, shall incorporate by reference the provisions of this Master Agreement as though such provisions were set forth therein in their entirety, and shall set forth: (i) a description of the Products (or other materials) to be purchased, (ii) the delivery site, (iii) the scheduled delivery date, (iv) the purchase price and any applicable fees or charges, (v) the applicable discount, and, (vi) such additional terms and conditions as may be mutually agreed upon by Vendor and the respective Customer.

3.3 Changes to Purchase Order. Customer may, at its option, change the delivery location or the delivery date for any Product listed on a Purchase Order, or otherwise add or delete Products to or from a Purchase Order, by serving Vendor with notice of the change or delay at least five (5) business days prior to the scheduled delivery date specified on the Purchase Order. The Purchase Order shall be deemed to have been amended as necessary and appropriate to reflect the changes set forth in Customer’s notice.

4.	DELIVERY, RISK OF LOSS AND STORAGE

4.1 Delivery. Vendor will deliver the Products to the scheduled delivery location, within five (5) days of Vendor’s receipt of the applicable Purchase Order.

4.2 Risk of Loss. Vendor shall bear all risks of physical loss or damage to each Product through the date the Product has been delivered to a secure area within Customer’s designated delivery location. Thereafter, the risks of physical loss or damage to such Product shall transfer to Customer (exclusive of any loss or damage caused by Vendor or its Personnel). If Customer is permitted under this Agreement to return a Product to Vendor, then the risk of physical loss or damage for the Product will revert to Vendor upon Customer’s tendering the Product to a commercial carrier designated by Vendor. Customer’s maximum liability for physical loss or damage to any Product shall be the purchase price for the Product.

4.3 Storage. In the event Customer requests that Vendor store the Products at Vendor’s facilities, such request shall be as set forth in the applicable Purchase Order. Vendor shall provide to Customer its security measures and procedures for the applicable storage facility prior to the execution of the applicable Purchase Order.

5.	INSPECTION AND ACCEPTANCE

5.1 Inspection. After a Product has been delivered to Customer’s premises pursuant to a Purchase Order, Customer will be entitled to inspect the Product to determine if it conforms Specifications. No Product shall be deemed to have been accepted unless Customer notifies Vendor that the Product conforms to the Specifications. Acceptance of a Product shall not be deemed to constitute a waiver by Customer of any rights it may have based on Vendor’s warranties.

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5.2 Acceptance or Rejection. If Customer determines a Product conforms to the Specifications, Customer will notify Vendor that Customer accepts the Product, and title to the Product shall transfer to Customer (or Customer’s designee) as of the date of Customer’s acceptance. If Customer determines that a Product does not conform to the applicable Specifications, then Customer will provide Vendor with a notice describing the Defect. Vendor will, at no additional cost to Customer, replace the Product with a conforming Product. After Vendor has replaced a Product, Customer will be entitled to reinspect such Product. If (through no fault of Customer) Vendor fails to provide, within the five (5) day period, a replacement Product that conforms to the Specifications, then Customer may reject the Product and terminate the applicable Purchase Order (in whole or in part) upon notice to Vendor, without financial liability or obligation (for the portion terminated).

6.	FEES AND PAYMENT TERMS

6.1 Prices. The purchase price and all other fees to be paid by Customer for the Products provided by Vendor pursuant to this Agreement shall not exceed the pricing set forth in Appendix C- Pricing to this Agreement. All such fees and other charges shall be based upon the fees published in Vendor’s then current price list, reduced by the applicable discounts to which Customer and its Affiliates are entitled.

6.2 Delivery and Related Charges. Unless otherwise specified on the applicable Purchase Order, the purchase price and all other fees to be paid by Customer for the Products provided by Vendor pursuant to this Agreement shall not include transportation charges. Unless otherwise agreed, Customer will pay all transportation charges associated with delivering the Products to the delivery location. Vendor will pay all transportation, packing and a placement charge associated with Customer’s return of a Product that Customer has the right to return under this Agreement.

6.3 Taxes. Vendor may invoice Customer for sales or use taxes properly levied against or upon (i) the furnishing of the Products to Customer by Vendor pursuant to this Agreement, or (ii) Customer’s use thereof. However, Customer shall not be obligated to pay any penalties, interest, or late charges imposed as a result of Vendor’s failure to remit such taxes to the taxing authority on a timely basis. In addition, if Vendor fails to provide Customer with timely notice of any tax audit that could result in an increase in the amount of sales or use taxes assessed hereunder, then Customer shall not be required to pay any additional taxes assessed as a result of such audit. Vendor shall be solely responsible for the payment of all other taxes, including personal property taxes, franchise taxes, corporate excise or corporate privilege, property or license taxes, all taxes relating to Vendor’s Personnel, and all taxes based on the net income or gross revenues of Vendor.

6.4 Terms of Payment. No amount arising under this Agreement shall be due from Customer prior to Customer’s receipt of a fully executed copy of this Agreement and the applicable Purchase Order, and Customer’s receipt of an invoice: (i) referencing this Agreement and the applicable Purchase Order; (ii) separately itemizing the charges for the Products or other items covered therein, and setting forth, in reasonable detail, the basis for the charges; and (iii) including, in the case of any reimbursable expenses or other charges (including taxes), receipts or other documentation acceptable to Customer. Unless otherwise specified on a Purchase Order, Vendor may invoice Customer for the purchase price on or after the date the Product has been accepted by Customer. Vendor may invoice Customer for any other charges payable under this Agreement after the occurrence of the event giving rise to the payment obligation underlying the invoice. All invoices shall be submitted to Customer at the billing address designated on the applicable Purchase Order. Each properly and accurately prepared invoice shall be payable within sixty (60) days after its receipt by Customer. Customer will not be liable for interest or other late fees on past due invoices. Vendor specifically covenants that it will not use any methods of electronic repossession for any reason. For three years after an invoice has been paid, Vendor will

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maintain and (upon Customer’s reasonable request) make available the records necessary to substantiate the correctness of the invoices. In addition, if requested by Customer, Vendor shall make available to Customer detailed transactional information related to products and services that have been acquired by Customer and Affiliates under this Agreement. The transactional information will be provided by Vendor in an electronic data format specified by Customer and will include: (i) standard invoice and product attributes contained in Vendor’s systems, and (ii) sufficient details to allow Customer and its Affiliates to link the invoice and product attributes to Customer’s invoice payment.

6.5 Disputed Invoices. Upon notice to Vendor, Customer may withhold payments for any item(s) on Vendor’s invoice that Customer reasonably disputes. Pending settlement or resolution of the issue(s), Customer’s non-payment of these items shall not constitute default by Customer, and shall not entitle Vendor to suspend or delay its furnishing of Products.

7.	REPRESENTATIONS AND WARRANTORS

7.1 Authority and Non-Infringement. Vendor represents and warrants that Vendor has all rights and authority required to enter into this Agreement and each Purchase Order, and to convey to Customer good, clear and marketable title to the Products. Subject to the applicable terms and conditions of this Agreement and the applicable Purchase Order, Customer and Affiliates will be entitled to possess the Products and to use and enjoy the benefit of all Products without adverse interruption or disturbance by Vendor or any entity asserting a claim under or through Vendor. Vendor further represents and warrants that the Products and all other materials of whatsoever nature furnished under this Agreement, and the use thereof by Customer or the Affiliates in accordance with the terms and conditions of this Agreement, will not infringe (whether directly, contributorily, by inducement or otherwise), misappropriate or violate the Intellectual Property Rights of any third party, or violate the laws, regulations or orders of any governmental or judicial authority.

7.2 Personal Dealing and Non-Subornation. Vendor warrants that no officer, director, employee of Customer, or any of their immediate family members, has received or will receive anything of value of any kind from Vendor or its Personnel in connection with this Agreement, or (ii) has a business relationship of any kind with Vendor or its Personnel. Vendor further warrants that Vendor has not and will not make (or offer to make) any payments to, or confer (or offer to confer) any benefit upon, any employee, agent or fiduciary of any third party, with the intent to influence the conduct of such employee, agent or fiduciary in any manner relating to the subject of this Agreement.

7.3 Conformity to Specifications. Vendor warrants that at the time of delivery each Product (i) will conform to the applicable Specifications, and (ii) will be free from any defects in material and workmanship.

7.4 Standard of Service. Vendor warrants that all services provided by Vendor pursuant to this Agreement, or any other agreement relating to the Products, will be performed in a timely and professional manner, in conformity with standards generally accepted in the Vendor’s industry, by qualified and skilled individuals.

7.5 Favorable Provisions. Vendor warrants that the terms (including pricing) of this Agreement are or will be comparable to or better than the terms (including pricing) offered by Vendor to any of its similarly situated commercial customers of equal or lesser size for comparable Products. If Vendor agrees to more favorable terms with any such customer during the term of this Agreement, such terms will be made available to Vendor within thirty (30) days from the execution of such agreement.

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7.6 Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR ESTABLISHED BY APPLICABLE LAW AS RIGHTS THAT CANNOT BE WAIVED OR LIMITED BY CONTRACT, VENDOR DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

8.	CONFIDENTIAL INFORMATION

8.1 “Confidential Information”. Customer’s “Confidential Information” means and refers to all tangible or intangible information and materials, in any form or medium (and without regard to whether the information or materials are owned by Customer or by a third party), whether furnished or disclosed to Vendor by Customer or an Affiliate, or otherwise obtained, accessed or observed by Vendor from Customer or an Affiliate, that satisfies at least one of the following criteria:

8.1.1	Information or materials related to Customer’s, an Affiliates’ or any of their respective customer’s business, trade secrets, customers (including identities, characteristics and activities), business plans, strategies, forecasts or forecast assumptions, operations, methods of doing business, records, finances, assets, technology (including software, data bases, data processing or communications networking systems), data or information or materials that reveal research, technology, practices, procedures, processes, methodologies, know how, or other systems or controls by which Customer’s or an Affiliate’s products, services, applications and methods of operations or doing business are developed, conducted or operated, and all information or materials derived therefrom or based thereon;

8.1.2	Information or materials designated or identified as confidential by Customer or an Affiliate, whether by letter or by an appropriate proprietary stamp or legend, prior to or at the time such information or materials are disclosed by Customer or an Affiliate to Vendor;

8.1.3	Information disclosed orally or visually, or written or other form of tangible information or materials without an appropriate letter, proprietary stamp or legend, if it would be apparent to a reasonable person, familiar with Customer’s (or an Affiliates’) business and the industry in which it operates, that such information or materials are of a confidential or proprietary nature; or,

8.2 Duty of Care. Vendor will exercise at least the same degree of care with respect to the Confidential Information that Vendor exercises to protect its own confidential information; and, at a minimum, Vendor will maintain adequate security measures to safeguard the Confidential Information from unauthorized disclosure, access, use and misappropriation. Without limiting the generality of the foregoing, Vendor will only use or reproduce the Confidential Information to the extent necessary to enable Vendor to fulfill its obligations under this Agreement. In addition, Vendor will disclose the Confidential Information only to those of the Vendor’s Personnel who have a “need to know” such Confidential Information (and only to the extent necessary) in order to fulfill the purposes contemplated by the Agreement. Prior to disclosing Confidential Information to any of its Personnel, Vendor will ensure that each of its Personnel who will be providing services for Customer is bound by a written non-disclosure agreement with terms and conditions no less restrictive than those set forth herein. If Vendor becomes aware of any threatened or actual unauthorized access to, use or disclosure of, or any inability to account for, the Confidential Information, Vendor will promptly notify the Customer and will assist Customer with its efforts to terminate such access, to curtail such threatened or actual unauthorized use or disclosure, or to recover such information or materials. Vendor will be liable to the Customer for any non-compliance by its agents or contractors to the same extent it would be liable for non-compliance by its employees.

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8.3 Exclusions. The obligations of confidentiality assumed under this Agreement shall not apply to the extent Vendor can demonstrate, by clear and convincing evidence, that such information:

8.3.1	is or has become generally available to the public, without any breach by Vendor of the provisions of this Agreement or any other applicable agreement between the Parties;

8.3.2	was rightfully in the possession of Vendor, without confidentiality restrictions, prior to Vendor’s receipt pursuant to this Agreement;

8.3.3	was rightfully acquired by Vendor from a third party who was entitled to disclose such information, without confidentiality or proprietary restrictions;

8.3.4	was independently developed by Vendor without using or referring to the Confidential Information; or,

8.3.5	is subject to a written agreement pursuant to which the Customer authorized Vendor to disclose the subject information.

8.4 Legally Required Disclosures. The obligations of confidentiality assumed under this Agreement shall not apply to the extent that Vendor is required to disclose the Confidential Information under any applicable law, regulation or an order from a court, regulatory agency or other governmental authority having competent jurisdiction, provided that Vendor:

8.4.1	promptly notifies Customer of the order in order to provide the Customer an opportunity to seek a protective order;

8.4.2	provides the Customer with reasonable cooperation in its efforts to resist the disclosure, upon reasonable request by the Customer and at the Customer’s expense; and,

8.4.3	disclose only the portion of the Confidential Information that is required to be disclosed under such law, regulation or order.

8.5 Accounting for Confidential Information. Except as otherwise expressly provided in this Agreement, upon the request of Customer at any time after the termination of this Agreement, Vendor will return (or purge its systems and files of, and suitably account for) all tangible Confidential Information supplied to, or otherwise obtained by, Vendor in connection with this Agreement. Vendor will certify in writing that it has fully complied with its obligations under this Section within seven (7) days after its receipt of a request by Customer for such a certification. For the avoidance of doubt, this Section 8.5 shall not be construed to limit Customer’s right to seek relief from damages that are caused by Vendor’s default.

9.	PUBLICITY

Vendor will not disclose the identity of Customer as a customer of Vendor or the existence, nature or terms of this Master Agreement or any Purchase Order, without the prior written consent of Customer, which Customer may withhold in its sole discretion. Neither Party will use the other Party’s proprietary indicia, trademarks, service marks, trade names, logos, symbols or brand names (collectively “Marks”), or otherwise refer to or identify the other Party in advertising, publicity releases, or promotional or marketing publications or correspondence to third parties without, in each case, securing the prior written consent of the other Party.

10.	INDEMNITY

10.1 Infringement Indemnity. Vendor will defend, hold harmless and indemnify Customer, its Affiliates, and their Personnel (collectively the “Indemnitees”) from and against any and all losses, claims, liabilities, costs and expenses (including taxes, fees, fines, penalties, interest, reasonable expenses of investigation and attorneys’ fees and disbursements) as incurred (collectively “Damages”) arising out

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of, or relating to, a claim by a third party that the Products furnished by Vendor to Customer (or that the use thereof) infringes (whether directly, contributorily, by inducement or otherwise) misappropriates or violates such third party’s Intellectual Property Rights. Vendor’s indemnity obligation under this Section shall not extend to claims based on: (i) an unauthorized modification of a Product made by an Indemnitee where the Product would not be infringing without such modification, or (ii) customized portions of a Product designed in a accordance with written specifications provided by Customer where the Product would not be infringing without such customized portions.

10.2 General Indemnity. Vendor will defend, hold harmless and indemnify the Indemnitees from and against any and all third-party claims for Damages arising out of or relating to Vendor’s breach of the obligations assumed under Section 8 of this Agreement.

10.3 Indemnification Procedures. If an Indemnitee seeks indemnification under this Agreement, the Indemnitee will: (i) give prompt notice to Vendor concerning the existence of the indemnifiable event; (ii) grant authority to Vendor to defend or settle any related action or claim; and, (iii) provide, at Vendor’s expense, such information, cooperation and assistance to Vendor as may be reasonably necessary for Vendor to defend or settle the claim or action. An Indemnitee’s failure to give prompt notice shall not constitute a waiver of the Indemnitee’s right to indemnification and shall affect Vendor’s indemnification obligations only to the extent that Vendor’s rights are materially prejudiced by such failure or delay. Notwithstanding anything to the contrary set forth herein, (i) an Indemnitee may participate, at its own expense, in any defense and settlement directly or through counsel of its choice, and (ii) Vendor will not enter into any settlement agreement on terms that would diminish the rights provided to the Indemnitee or increase the obligations assumed by the Indemnitee under this Agreement, without the prior written consent of the Indemnitee. If Vendor elects not to defend any claim, the Indemnitee will have the right to defend or settle the claim as it may deem appropriate, at the cost and expense of Vendor, and Vendor will promptly reimburse the Indemnitee for all costs, expenses, settlement amounts and other Damages.

10.4 Mitigation of Damages. If any Product becomes, or (in Vendor’s opinion) is likely to become, the subject of any such third party claim, then Vendor (at its sole cost and expense) may either: (i) procure the right for the Indemnitee to continue using such Product as contemplated hereunder; (ii) modify such Product to render it non-infringing (provided such modification does materially degrade the Product’s functionality); or (iii) replace such Product with an equally suitable, functionally equivalent, compatible, non-infringing Product. If none of the foregoing are commercially practicable despite Vendor using reasonable efforts and if Customer is not permitted to continue using the Product, then Customer shall be entitled to recover from Vendor the following.

10.5 Notification of 3rd Party Claims. Vendor will promptly notify Customer concerning any threat, warning, claim or action against Vendor or its customers or suppliers, that could have an adverse impact on Customer’s use of any Product provided or made available to Customer pursuant to this Agreement.

11.	INSURANCE REQUIREMENTS

11.1 Required Coverage. During the term of this Agreement and for so long as any Purchase Order has not yet been completed or terminated, Vendor will maintain insurance coverage with limits no less than those set forth below, and with insurers and under forms of policies satisfactory to Customer.

11.1.1	Professional Liability Insurance (“Errors and Omissions”) in the minimum amount of $10,000,000 per occurrence, covering losses from operating errors, omissions, negligence, breach of contract and misrepresentations related to Vendor’s obligations under this Agreement.

11.1.2	General Liability providing coverage against liability for bodily injury, death, and property damages in the minimum amount of $10,000,000 per occurrence.

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11.1.3	Workers Compensation insurance coverage at the statutory limits required for each state in which the Vendor will operate in fulfilling its obligations under this Agreement, and Employer’s liability coverage in the minimum amount of $1,000,000 per occurrence.

11.1.4	Umbrella Liability providing excess liability coverage in the minimum amount of $5,000,000 per occurrence, to supplement the primary coverage provided in the policies listed above.

11.2 Certificates of Insurance. Vendor will deliver Certificates of Insurance to Customer within ten (10) days after the Master Agreement has been executed. Each Certificate shall provide that no less than thirty (30) days notice will be given in writing to Customer prior to cancellation, termination, or redemption of any one of the policies. At least thirty (30) days before the expiration of an insurance policy, Vendor will deliver to Customer a Certificate of Insurance attesting to the renewal of such insurance. In addition, each policy required pursuant to Subsections 11.1.1, 11.1.2 and 11.1.4 shall (by endorsement) name Customer and the Affiliates as additional insured. Customer’s acceptance of delivery of a certificate of insurance that does not conform to the requirements of this Section shall not relieve Vendor of its obligation to provide insurance conforming to the requirements hereof.

11.3 No Limitation. The requirements set forth above as to types, limits and approval of insurance coverage to be maintained by Vendor will not in any manner limit the liabilities and obligations assumed by Vendor under this Agreement.

12.	LIMITATION OF LIABILITY

EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED IN THIS SECTION, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY (OR TO ANY PERSON OR ENTITY CLAIMING THROUGH THE OTHER PARTY) FOR LOST PROFITS OR FOR SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR EXEMPLARY DAMAGES ARISING OUT OF OR IN ANY MANNER CONNECTED WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, REGARDLESS OF THE FORM OF ACTION AND WHETHER OR NOT SUCH PARTY HAS BEEN INFORMED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED, THE POSSIBILITY OF SUCH DAMAGES. THE LIMITATIONS OF LIABILITY SET FORTH IN THIS AGREEMENT SHALL NOT APPLY TO DAMAGES, (i) RESULTING FROM THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF A PARTY OR ITS PERSONNEL, (ii) STEMMING FROM PERSONAL INJURY, DEATH, OR PROPERTY DAMAGE CAUSED BY A PARTY OR ITS PERSONNEL, OR (iii) ARISING FROM CLAIMS FOR WHICH EITHER PARTY HAS AGREED TO INDEMNIFY THE OTHER PARTY PURSUANT TO THE PROVISIONS OF THIS AGREEMENT.

13.	SUBCONTRACTORS

Vendor will not use a subcontractor to perform Vendor’s obligations under this Agreement without obtaining Customer’s prior written approval. Customer’s approval of a subcontractor shall not constitute a waiver of any rights Customer may have based on Vendor’s representations and warranties. Vendor will be fully responsible for all acts and omissions of its subcontractors. Nothing in this Agreement shall be construed to create any contractual relationship between Customer and any subcontractor, nor any obligation on the part of Customer, to pay or to ensure the payment of any money due any subcontractor.

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14.	ASSIGNMENT

Customer may, with notice to Vendor, assign this Agreement or any of its rights or interests hereunder, or delegate any of its obligations hereunder, to (i) an Affiliate, (ii) Customer’s successor pursuant to a merger, reorganization, consolidation or sale, or (iii) an entity that acquires all or substantially all of that portion of Customer’s assets or business for which the Vendor’s Products or services were acquired or being used. Except as otherwise provided above, neither Party may assign this Agreement nor any of its rights or interests hereunder, nor delegate any obligation to be performed hereunder, without the prior written consent of the other Party. Any attempted assignment or delegation in contravention of this Section shall be null and void, and of no force or effect. This Agreement shall be binding upon, and shall inure to the benefit of, the legal successors and permitted assigns of the Parties.

15.	NOTICES

Any notice, demand or other communication (collectively “notice”) required or permitted under this Agreement shall be made in writing and shall be deemed to have been duly given (i) when delivered personally to the representative(s) designated to receive notices for the intended recipient, or (ii) when mailed by certified mail (return receipt requested) or sent by overnight courier to the representative(s) designated to receive notices for the intended recipient at the address set forth in the introductory paragraph of this Master Agreement or in the applicable Purchase Order, as appropriate. Notices concerning the Master Agreement shall be given to the person who signed the Master Agreement on behalf of the intended recipient. Notices concerning a Purchase Order shall be given to the person designated on, or (if no designation is made) the person signing, the Purchase Order on behalf of the intended recipient. Any notice from Vendor that either (i) relates to the Master Agreement, or (ii) alleges Customer committed a material breach shall also be sent to Customer’s General Counsel’s Office, to the attention of the managing attorney responsible for intellectual property and technology. Either Party may change its address(es) or representative(s) for receiving notices upon notice to the other.

16.	COMPLIANCE WITH LAW

In performing its obligations under this Agreement, Vendor will comply, and will cause its Personnel to comply, with the requirements of all applicable laws, ordinances, regulations, codes and executive orders. Vendor further warrants that all Products provided hereunder shall be designed, produced, installed, furnished and in all respects provided, certified and maintained in conformance with all codes, ordinances, regulations and laws, and administrative and regulatory requirements (of all governmental authorities having appropriate jurisdiction) in effect at the time of such design, production, installation or furnishing.

17.	CHOICE OF LAW AND JURISDICTION

17.1 Governing Law. The substantive laws of the State of New York shall in all respects govern this Agreement as though this Agreement was entered into, and was to be entirely performed within, the State of New York. For the avoidance of doubt, nothing stated in this Agreement will prejudice or limit the rights or remedies of either Party to enforce any award or decree under the laws of any jurisdiction where property or assets of the other Party may be located.

17.2 Jurisdiction. All claims or disputes arising out of or in connection with this Agreement shall be heard exclusively by any of the federal or state court(s) of competent jurisdiction located in the Borough of Manhattan, New York City, NY, USA. To that end, each Party irrevocably consents to the exclusive jurisdiction of, and venue in, such court(s), and waives any, (i) objection it may have to any proceedings brought in any such court, (ii) claim that the proceedings have been brought in an inconvenient forum, and (iii) right to object (with respect to such proceedings) that such court does not have jurisdiction over such Party. Without limiting the generality of the forgoing, Vendor specifically and irrevocably consents

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to personal and subject matter jurisdiction for such claims or disputes in the federal or state court sitting in New York City, NY, USA, and to the service of process in connection with any such claim or dispute by the mailing thereof by registered or certified mail, postage prepaid to Vendor, at the address for notice set forth in, or designated pursuant to, this Agreement.

18.	REMEDIES

18.1 Equitable Relief. Vendor and Customer each acknowledge that the failure to perform their respective duties under Sections 8 or 9 of this Agreement may cause the other Party to suffer irreparable injury for which such injured Party will not have an adequate remedy available at law. Accordingly, the injured Party may seek to obtain injunctive or other equitable relief to prevent or curtail any such breach, threatened or actual, without posting a bond or security and without prejudice to such other rights as may be available under this Agreement or under applicable law. For purposes of this Agreement, “equitable relief means and includes those remedies traditionally and historically granted by courts of equity, including without limitation, injunction, attachment, declaratory relief, lis pendens, receivership and replevin.

18.2 Recovery of Fees. If Customer terminates a Purchase Order pursuant to Section 5.2 hereof, then Customer will be entitled to recover from Vendor all amounts paid by Customer pursuant to the Purchase Order on account of (i) the defective Product, and (ii) the services or other products furnished by Vendor to Customer in conjunction with such Product, that Customer is unable to utilize effectively or completely as a result of Vendor’s failure to fulfill (in a timely manner) its obligation to furnish a conforming Product or to correct the Defect. Upon Customer’s receipt of such amounts, Customer will return to Vendor the affected Product and such related products.

18.3 Cumulative Remedies and Offsets. Except as otherwise expressly provided in this Agreement, all remedies in this Agreement are cumulative and in addition to (not in lieu of) any other remedies available to a Party at law or in equity. In the event of a claim by Customer for loss or damages for which Vendor is responsible, Customer shall be entitled to adjust the amounts claimed against future or outstanding payments due, or which may become due, to Vendor.

19.	WAIVER

No course of dealing, failure by either Party to require the strict performance of any obligation assumed by the other hereunder, or failure by either Party to exercise any right or remedy to which it is entitled, shall constitute a waiver or cause a diminution of the obligations or rights provided under this Agreement. No provision of this Agreement shall be deemed to have been waived by any act or knowledge of either Party, but only by a written instrument signed by a duly authorized representative of the Party to be bound thereby. Waiver by either Party of any default shall not constitute a waiver of any other or subsequent default.

20.	FORCE MAJEURE

A Party will be excused from a delay in performing, or a failure to perform, its obligations under this Agreement to the extent such delay or failure is caused by the occurrence of any contingency beyond the reasonable control, and without any fault, of such Party. In such event, the performance times shall be extended for a period of time equivalent to the time lost because of the excusable delay. However, if an excusable delay continues more than sixty (60) days, the Party not relying on the excusable delay may, at its option, terminate the affected Purchase Order(s) in whole or in part, upon notice to the other Party. In order to avail itself of the relief provided in this Section for an excusable delay, the Party must act with

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due diligence to remedy the cause of, or to mitigate or overcome, such delay or failure. For purposes of this Section, the phrase “due diligence” shall, at a minimum, require Vendor to maintain a contingency plan (and provide evidence of its current and periodic testing if requested by Customer) for the continuation of business so that despite any disruption in Vendor’s ability to fulfill its service obligations from any particular location or through the efforts of any particular individuals, Vendor will be able to fulfill its service obligations from an alternative/backup location.

21.	CUSTOMER’S POLICIES AND PROCEDURES

21.1 General. Vendor will ensure (i) that its Personnel comply with the corporate policies promulgated by Customer or an Affiliate that are designed to adhere to applicable laws and regulations, and with the security and work place policies and procedures in effect for any facility of Customer or an Affiliate where services are performed (including Information Security Standards and any supplementary practices or procedures provided by Customer to Vendor), and (ii) that all services are performed in a manner that will minimize any interference with Customer’s normal business operations.

21.2 Diversity Initiative. Vendor acknowledges that Customer has implemented a Supplier Diversity Program which, among other initiatives, encourages the use of minority and women-owned businesses (“Diverse Suppliers”) as suppliers and subcontractors to the fullest possible extent consistent with the efficient performance of its business strategies. To assist Customer in complying with these goals, Vendor will (at no additional cost to Customer) report to Customer within fifteen (15) days of the last day of each calendar quarter, the dollar amount spent by Vendor in connection with this Agreement with any Diverse Suppliers which are involved in the provision of the Products and services under this Agreement. These reports shall be forwarded to the attention of the Citigroup Supplier Diversity Program, 333 West 34th Street, 8th Floor, New York, NY 10001, attention Director Supplier Diversity Program. All such reports shall be kept and treated by Customer in accordance with Customer’s confidentiality obligations herein. Vendor further acknowledges that Customer prefers, when contracting with suppliers that are not directly Diverse Suppliers, to contract with suppliers who can substantiate that a minimum of ten percent (10%) of the subcontractors or suppliers that they utilize in providing their products or services to Customer are Diverse Suppliers. As such, Customer reserves the right to remove from its approved supplier lists any supplier that fails to meet this minimum requirement.

22.	CONSTRUCTION

22.1 Inconsistencies. In the event of any inconsistency between the provisions of this Master Agreement and any Purchase Order, the provisions of this Purchase Order shall govern for purposes of such Purchase Order.

22.2 Modification. The terms, conditions, covenants and other provisions of this Agreement may hereafter be modified, amended, supplemented or otherwise changed only by a written instrument (excluding e-mail or similar electronic transmissions) that specifically purports to do so and is physically executed by a duly authorized representative of each Party.

22.3 Severability. If a court of competent jurisdiction declares any provision of this Agreement to be invalid, unlawful or unenforceable as drafted, the Parties intend that such provision be amended and construed in a manner designed to effectuate the purposes of the provision to the fullest extent permitted by law. If such provision can not be so amended and construed, it shall be severed, and the remaining provisions shall remain unimpaired and in full force and effect to the fullest extent permitted by law.

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22.4 Survival. The provisions of this Agreement that, by their nature and content, must survive the completion, rescission, termination or expiration of this Agreement in order to achieve the fundamental purposes of this Agreement, shall so survive and continue to bind the Parties. Without limiting the generality of the forgoing, the Parties specifically acknowledge that the following provisions shall survive and continue to bind the Parties: Subsection 7.1, entitled “Authority and Non-Infringement”; Section 8, entitled “Confidential Information”; Section 9, entitled “Publicity”, Section 10, entitled “Indemnity”; Section 12, entitled “Limitation of Liability”; Section 14, entitled “Assignment”; Section 17, entitled “Choice of Law and Jurisdiction”; and Section 18, entitled “Remedies”.

22.5	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original.

23.	AUDITED FINANCIAL STATEMENTS

Upon Customer’s request, Vendor will provide a completed audited statement of the financial condition of Vendor’s organization, including (i) audited year-end results for the three (3) previous years, including revenues, expenses, net income, total assets, liabilities and footnotes; and (ii) the most recent financial interim statement.

24.	RIGHT TO AUDIT

Vendor shall, upon reasonable notice, allow Customer, its management, its auditors and/or its regulators, the opportunity of inspecting, examining and auditing Vendor’s operations and business records which are relevant to the Products provided hereunder by Vendor. Vendor shall cooperate fully with Customer’s internal or external auditors to ensure a prompt and accurate audit.

25.	CONTINUITY OF BUSINESS

The Parties will mutually agree on a continuity of business plan. Vendor agrees to maintain a “continuity of business” plan (the “Plan”) that is acceptable to Customer and meets industry standards for plans which provide for the orderly transition of contractual duties to another supplier on contract termination or non-renewal. The Plan shall be documented and will be periodically tested by the Parties to ensure effectiveness. The Plan will include, among other things, the ability to route and ship critical forms from multiple locations, the ability to access and transfer artwork, film or digital files and to back-up pre-established printers, back-up logistics, systems data and sales support.

26.	POST TERMINATION OBLIGATIONS

Commencing upon notice to Vendor of expiration or termination of this Agreement or any Purchase Order and continuing through the effective date of expiration or termination, provided that Customer is not then in default, Vendor will provide to Customer reasonable termination assistance requested by Customer to allow the continued production, delivery and use of the Products without interruption or adverse effect and to facilitate the orderly transfer of the subject matter of this Agreement and any Purchase Order as desired by Customer at no cost to Customer. If requested by Customer, Vendor will reasonably cooperate with a third party supplier in connection with the preparation and implementation of a transition plan by such third party or Customer upon the termination or expiration of this Agreement or any Purchase Order. If Customer terminates for convenience, any costs reasonably incurred by Supplier in the preparation and implementation of a transition plan shall be at Customer’s expense, provided that Vendor has notified Customer of such costs within ten (10) days after receiving notice of termination, and Vendor has received Customer’s advance written approval prior to incurring such costs.

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27.	COMPLETE UNDERSTANDING

This Agreement (together with the schedules, exhibits, and other appendices attached hereto or specifically incorporated herein by reference) constitutes the complete understanding of the Parties, and supersedes all prior or contemporaneous agreements, discussions, negotiations, promises, proposals, representations, and understandings (whether written or oral) between the Parties, with regard to the subject matter hereof. Vendor specifically acknowledges and agrees that it did not enter into this Agreement in reliance upon any agreement, promise, representation, or understanding made by or on behalf of Customer that is not contained herein.

IN WITNESS WHEREOF, the Parties hereto, each acting with proper authority, have executed this Master Purchase Agreement as of the Commencement Date designated above.

VENDOR:		CUSTOMER:

By:	/s/ John Foster	By:	/s/ MICHAEL J. VALENTINI
Name:	John Foster	Name:	MICHAEL J. VALENTINI
Title:	Vice President	Title:	DIV. EXECUTIVE
	(type or print)		Citigroup Procurement Services
Date:	7/7/05		333 W. 34th Street/8th FL
New York, NY 10001
212-615-8714
		Date:	6/17/05

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